Exhibit 3.2

CERTIFICATE OF CORRECTION
OF THE
CERTIFICATE OF INCORPORATION
OF
AEGION CORPORATION

Aegion Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
I.    The Certificate of Incorporation of the Corporation that was filed by the Corporation with the Secretary of State of the State of Delaware on August 17, 2011, is an inaccurate record of the corporate action therein referred to.
II.    The said Certificate of Incorporation was inaccurate in that Article FOURTH thereof failed to include a second paragraph that authorizes the Board of Directors to issue shares of preferred stock that were authorized in the first paragraph of Article FOURTH.
    III.    Article FOURTH thereof in correct form is as follows:

FOURTH:    The Corporation shall be authorized to issue one hundred twenty-seven million (127,000,000) shares consisting of one hundred twenty-five million (125,000,000) Class A common shares, par value one cent ($0.01) per share; and two million (2,000,000) Preferred shares, par value ten cents ($0.10) per share (“Preferred Stock”).
The shares of Preferred Stock shall be issued in one or more series designated by the Board of Directors without further shareholder action and shall bear such terms and designation as the Board of Directors may fix, including dividend rates, redemption rights, conversion rights, liquidation preferences, voting rights (provided that the Board of Directors may designate that the holders of one or more series of Preferred Stock shall be entitled as a series to elect one director and the Board of Directors may at its discretion grant the holders of one or more series of the corporation’s shares of Preferred Stock the right to elect additional directors in the event that dividends on such series shall be in arrears) and such other terms as the Board of Directors shall determine. Any shares of Preferred Stock reacquired by the corporation may be reissued without further shareholder approval.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by David F. Morris, its authorized officer, on the 25th day of February 2014.

AEGION CORPORATION

By: /s/ David F. Morris
Name: David F. Morris
Office: Corporate Secretary